Exhibit 99.1

CoTherix, Inc. Reports Fourth Quarter and

Year End 2005 Results

South San Francisco, Calif., March 8, 2006 — CoTherix, Inc. (Nasdaq: CTRX) today reported results for its fourth quarter and year ended December 31, 2005. Net product sales from the company’s Ventavis® Inhalation Solution in the fourth quarter of 2005 were $11.0 million, up 30 percent from $8.4 million in the third quarter of 2005. Total 2005 net product sales for Ventavis, which was launched in March 2005, were $23.9 million.

“2005 was a tremendous year for CoTherix as we successfully transitioned into a commercial organization with the launch of Ventavis for pulmonary arterial hypertension. We’ve established critical talent in sales, marketing and reimbursement and intend to leverage this commercial platform through pipeline expansion,” said Donald J. Santel, Chief Executive Officer of CoTherix. “We’ve also expanded the Ventavis label twice, and through Respironics, introduced a new portable handheld device which we believe will help us capture additional market share as patients gain a fuller appreciation for the convenience and smart design of this new device.”

Santel also noted, “With $103 million of cash in hand, we look forward to continuing the development of Ventavis, and strategically investing in key areas such as the REVEAL Registry and in clinical and development initiatives to further grow our franchise in cardiopulmonary medicine.”

Financial Results

For the fourth quarter of 2005, the net loss was $4.0 million, or $0.14 per share, compared to a net loss of $6.5 million, or $0.41 per share, for the same period in 2004. For the year ended December 31, 2005, net loss applicable to common stockholders was $24.6 million, or $1.01 per share, compared to a net loss applicable to common stockholders of $62.8 million, or $13.39 per share for the year ended December 31, 2004.

Cost of goods sold for the fourth quarter was $3.1 million, or 28% of net product sales. Cost of goods sold for the year ended December 31, 2005 was $8.7 million, or 37% of net product sales. The December 31, 2005 year-end amount includes a $1.6 million write-down of certain Ventavis inventory related to the transition from the Prodose device to the more efficient I-neb device, which utilizes a smaller ampule size. Excluding this third quarter write-down, cost of goods sold for the year was $7.1 million, or 30% of net product sales.

Operating expenses for the fourth quarter, including cost of goods sold, were $16.0 million, compared to $6.7 million for the comparable period in 2004. Operating expenses for the year ended December 31, 2005, including cost of goods sold, were $50.6 million, compared to $38.3 million for the comparable period in 2004.

Selling, general and administrative expenses were $7.9 million for the fourth quarter, compared to $2.4 million in the same period of 2004. Selling, general and administrative costs were $26.2 million for the year ended December 31, 2005, compared to $7.9 million for the same period in 2004. These increases were a result of sales and marketing activities related to the Ventavis launch, general corporate expansion, including the commercialization of Ventavis, and costs incurred to provide existing patients with the new I-neb device.

Research and development expenses were $4.0 million for the fourth quarter, compared to $3.2 million in the same period of 2004. This increase was attributable to higher development costs in 2005, partially offset by lower clinical trial costs. Research and development costs were $11.6 million for the year ended December 31, 2005, compared to $15.6 million in the same period in 2004. This decrease was attributable to higher costs incurred in 2004 to obtain regulatory approval for Ventavis, as well as higher clinical trial costs during that period.

Acquired product rights were $7.2 million in the year ended December 31, 2004 related to a milestone payment made to Schering AG of $7.0 million and payments of $150,000 to other third parties.

Amortization of employee stock-based compensation, a non-cash expense, totaled $961,000 for the fourth quarter of 2005, compared to $1.1 million in the same period in 2004. Amortization of employee stock-based compensation totaled $4.0 million for the year ended December 31, 2005, compared to $7.7 million in the same period in 2004.

Net loss applicable to common stockholders for the year ended December 31, 2004 was $62.8 million, or a net loss of $13.39 per share. Included in the net loss applicable to common stockholders for the year ended 2004 was $25.0 million of non-cash, deemed dividend resulting from the beneficial conversion feature on the company’s Series C preferred stock issued in February 2004.

The net loss per share amounts for the fourth quarter and years ended 2005 and 2004 were computed based on the shares of common stock outstanding during the periods. Net loss per share for the fourth quarter and year ended December 31, 2005 includes the effect of the 4.25 million shares of common stock issued in CoTherix’s follow-on offering in February 2005 and 4.34 million shares of common stock issued in CoTherix’s follow on offering in October 2005. Net loss per share for the fourth quarter and year ended December 31, 2004 includes the effect of the 5.0 million shares of common stock issued in CoTherix’s IPO in October 2004 and the 13.0 million shares of common stock issued upon the conversion of preferred stock in conjunction with the IPO. On a pro forma basis, assuming the conversion of the preferred stock from the original dates of issuance, net loss would have been $0.35 per share for the fourth quarter ended 2004, and $3.68 per share for the year ended December 31, 2004.

As of December 31, 2005, CoTherix had cash and cash equivalents and securities available-for-sale of $102.8 million.

2006 Outlook

The company expects that Ventavis net product sales in 2006 will be between $65.0 million and $70.0 million, as previously announced. The company’s gross margin for 2006 is expected to be between 70% and 72% of net product sales. Cost of goods sold includes our royalties to and the purchase of product from Schering AG, amortization of acquired product rights and various distribution costs. Operating expenses, excluding cost of goods sold and SFAS123(R) expenses, are expected to increase over 2005 levels to between $71.0 million and $77.0 million. The anticipated increase is principally attributable to expected additional investment in Ventavis research and development activities, including the VISION and rapid inhalation trials and next-generation formulation efforts. As a result, research and development expenses are expected to increase to between $33.0 million and $36.0 million. Selling, general and administrative expenses for 2006 are expected to grow to $38.0 million to $41.0 million. In addition, the company has adopted SFAS123(R) as of January 1, 2006 and expects the expenses related to this non-cash, stock option expense to be between $8.0 million and $9.0 million for 2006. The company expects total cash and cash equivalents and securities available-for-sale at the end of 2006 to be between $65.0 million and $75.0 million.

CoTherix’s management team will host a conference call to review its operating results for the fourth quarter of 2005 and fiscal year ended December 31, 2005 and 2006 financial guidance. A live webcast of the conference call on Wednesday, March 8, 2006 at 2:00 p.m. PT can be accessed by visiting the Investor Relations section of the company’s website at www.cotherix.com. In addition, investors and other interested parties can listen by dialing domestic: (800) 309-2906 or international: (706) 634-0903. The passcode for both domestic and international callers is 5538898. A replay of the conference call will be available until 5:00 p.m. PT on March 22, 2006 at the following numbers: domestic: (800) 642-1687, international: (706) 645-9291. The passcode for both domestic and international callers is 5538898. An archived webcast of the conference call will be available under the Investor Relations section of the company’s website at www.cotherix.com.

About CoTherix, Inc.

CoTherix, Inc. is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiopulmonary and other chronic diseases, including PAH. CoTherix, REVEAL Registry and the CoTherix logo are trademarks of CoTherix, Inc. Ventavis is a registered trademark of Schering AG and I-neb is a trademark of Respironics, Inc. More information can be found at www.cotherix.com or www.4ventavis.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding the company’s expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding leveraging its commercial platform, pipeline expansion, the impact of changes to the Ventavis label and introduction of the I-neb device and its impact on CoTherix’s market share, the company’s ability to capture additional market share, and grow its franchise, the use of cash, investments in clinical and development (including the VISION and rapid inhalation trials, REVEAL Registry and next-generation formulation efforts) and business development initiatives, and financial guidance on net product sales, gross margins, cost of goods sold, operating expenses, research and development expenses, selling, general and administrative expenses, SFAS123(R) expenses and the company’s expected levels of cash and investments at the end of 2006. All forward-looking statements included in this press release are based upon information available to CoTherix as of the date hereof, and the company assumes no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. CoTherix’s actual results and other events could differ materially from its expectations. Factors that could cause or contribute to such differences include, but are not limited to, factors discussed in the “Risk Factors” section of CoTherix’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

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CoTherix, Inc.

Condensed Statements of Operations

(All amounts in thousands, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004 (2)	2005	2004 (2)
	(unaudited)	(unaudited)	(unaudited)
Product sales, net	$10,976	$—	$23,874	$—

Operating expenses:
Cost of goods sold	3,072	—	8,704	—
Research and development	4,044	3,183	11,632	15,577
Sales, general and administrative	7,949	2,383	26,184	7,840
Acquired product rights	—	—	—	7,150
Amortization of employee stock-based compensation	961	1,104	4,049	7,688

Total operating expenses	16,026	6,670	50,569	38,255

Loss from operations	(5,050)	(6,670)	(26,695)	(38,255)

Interest and other income and (expenses), net	1,022	191	2,119	459

Net loss	(4,028)	(6,479)	(24,576)	(37,796)

Accretion to redemption value of redeemable convertible preferred stock	—	(4)	—	(60)

Deemed dividend upon issuance of Series C redeemable convertible preferred stock and issuance of common stock upon exchange of convertible preferred warrants	—	—	—	(24,987)

Net loss attributable to common stockholders	$(4,028)	$(6,483)	$(24,576)	$(62,843)

Basic and diluted net loss per share attributable to common stockholders	$(0.14)	$(0.41)	$(1.01)	$(13.39)

Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	27,868,311	15,823,634	24,385,414	4,692,097

Pro forma basic and diluted net loss per share attributable to common stockholders	$(0.14)	$(0.35)	$(1.01)	$(3.68)

Weighted average shares used to compute pro forma basic and diluted net loss per share attributable to common stockholders (1)	27,868,311	18,426,689	24,385,414	17,064,557

				% of Product sales, net
Reconciliation of non-GAAP measures:
GAAP cost of goods sold			$8,704	37%
Less: Inventory write-down			(1,600)

Pro forma cost of goods sold			$7,104	30%

(1)	The pro forma basic and diluted loss per share is calculated by dividing the net loss, plus the deemed dividend resulting from the beneficial conversion feature on Series C preferred stock, by the weighted average common shares outstanding during the period assuming the conversion of the preferred stock from the later of the original date of issuance or the beginning of the period.
(2)	The condensed statement of operations as of December 31, 2004 has been derived from the audited financial statements as of that date, but does not include all of the information and footnotes required by accounting principles accepted in the United States for complete financial statements.

CoTherix, Inc.

Condensed Balance Sheets

(in thousands)

	December 31, 2005	December 31, 2004 (1)
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$25,865	$43,251
Securities available-for-sale	76,965	—
Accounts receivable, net	2,390	—
Inventory, net	510	—
Prepaids and other current assets	3,181	876

Total current assets	108,911	44,127

Restricted cash	95	144
Property and equipment, net	1,572	1,139
Acquired product rights, net	8,100	9,000

Total assets	$118,678	$54,410

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$10,178	$4,207
Accrued acquired product rights	—	9,000
Long-term liabilities	197	299
Total stockholders’ equity	108,303	40,904

Total liabilities and stockholders’ equity	$118,678	$54,410

(1)	The condensed balance sheet as of December 31, 2004 has been derived from the audited financial statements as of that date, but does not include all of the information and footnotes required by accounting principles accepted in the United States for complete financial statements.

Investor and Media Contact:

Anne Bowdidge

Senior Director of Investor Relations

650-808-6551